FOR IMMEDIATE RELEASE

American Realty Capital Properties and American Realty Capital Trust III Stockholders Approve Merger

NEW YORK – February 26, 2013 – American Realty Capital Properties, Inc. ("ARCP") (NASDAQ: ARCP) and American Realty Capital Trust III, Inc. ("ARCT III") announced today that both ARCP and ARCT III stockholders approved the completion of their previously announced merger at their respective special meetings of stockholders held earlier today. The merger between the two companies had been previously approved by both companies’ boards of directors.

More than 97.4% of the shares voting at ARCP’s special meeting voted in favor of the merger, representing more than 55.0% of all outstanding ARCP shares. In addition, more than 98.4% of the shares voting at ARCT III’s special meeting voted in favor of the merger, representing more than 68.8% of all outstanding ARCT III shares.

“We are excited that the investors in both companies recognized the significant value created from this combination by approving the merger between ARCP and ARCT III,” said Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP. “We look forward to leveraging the best aspects of both investment strategies to pay a durable, growing dividend to our stockholders while capitalizing on the compelling growth potential of the combined asset portfolio. We are rapidly moving forward to satisfy all necessary closing conditions and look forward to completing the transaction promptly.”

Upon the closing of the transaction, each outstanding share of ARCT III common stock will be converted into the right to receive, at the election of each ARCT III stockholder, either (i) 0.95 shares of common stock of ARCP or (ii) $12.00 in cash. All ARCT III stockholders who elect to receive shares in ARCP will have a tax free exchange.

Based on available information, as of the election deadline of 5:00 P.M. ET on February 25, 2013, the preliminary results of election are as follows:

•	Cash Elections: Elections to receive cash were made with respect to approximately 27.5 million shares of ARCT III common stock, or approximately 15.5% of the outstanding shares;

•	Stock Elections: Elections to receive ARCP common stock were made with respect to approximately 38.5 million shares of ARCT III common stock, or approximately 21.7% of the outstanding shares. Pursuant to the terms of the merger agreement, ARCT III stockholders who did not make an election will receive ARCP common stock.

The merger is subject to customary closing conditions contained in the merger agreement; the transaction is expected to be completed on or about February 28, 2013.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Stock Market that qualified as a real estate investment trust for the year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on ARCP's website at www.americanrealtycapitalproperties.com.

About ARCT III

ARCT III is a publicly registered, non-traded real estate investment program that elected to qualify as a real estate investment trust for tax purposes with the taxable year ended December 31, 2011, focused on acquiring primarily free-standing single-tenant retail properties net leased to investment grade and other creditworthy tenants with long-term lease durations that contain non-cancelable lease terms of ten or more years. Additional information about ARCT III can be found on ARCT III's website at www.arct-3.com.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP's and ARCT III's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to whether and when the transactions contemplated by the merger agreement will be consummated, the new combined company’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to the combined company, including regarding future dividends and market valuations, and estimates of growth, including funds from operations and adjusted funds from operations, and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: market volatility, unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; whether or not ARCP common stock will be included in REIT and public exchange indices; uncertainty regarding the level of demand for ARCP common stock that inclusion in such indices would generate; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the tenants of the respective parties. Additional factors that may affect future results are contained in ARCP's and ARCT III's filings with the SEC, which are available at the SEC's website at www.sec.gov. ARCP and ARCT III disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Brian S. Block

AR Capital, LLC

Ph: (212) 415-6500

Media:

Michael Freitag / Jonathan Keehner

Joele Frank, Wilkinson Brimmer Katcher

Ph: (212) 355-4449